CHYRON REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2010

MELVILLE, N.Y., August 5, 2010 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced its financial results for the second quarter and six months ended June 30, 2010.

Second Quarter 2010 Year-Over-Year Financial Highlights:

•	Revenues of $6.94 million were up 20%;
•	Gross profit margin improved to 70% compared to 69%;
•	Operating loss narrowed 52% to $0.68 million;
•	Net loss narrowed 35% to $0.71 million;
•	Loss per share, basic and diluted, reduced to $0.04 per share, a $0.03 per share improvement; and
•
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus non-cash share-based compensation expense (“Adjusted EBITDA”) significantly improved to $0.06 million.  An explanation of management’s use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income (loss) is set forth at the end of this press release.

Michael Wellesley-Wesley, Chyron President and CEO, commented, “Chyron’s recovery from the recessionary levels in 2009 strengthened even further in the second quarter with business metrics improving across the board.  This was most evident in revenue, which has been steadily building momentum during the first half.  Revenues were up 20% in the second quarter and 10% in the first quarter when compared to the respective periods last year.

“If the economy continues to improve, we anticipate that our revenues will continue to improve in the second half of the year over the prior year periods; however, our focus will remain on cost containment and cash generation.  The budgets of our worldwide media customers are impacted by economic ups and downs, and though we have seen improvement in our markets, we believe that a guarded outlook for the short-term is prudent given the fragile and patchy nature of this recovery.

“When looking at Chyron’s medium-term prospects into 2011, we are more optimistic. We believe that the technology enhancements that we put into place in 2009 and 2010 has made Chyron a stronger company with a clear means to drive future growth.  We believe that Chyron is well-positioned to gain market share in its core broadcast market and able to penetrate new media verticals with AXIS Graphics, a unique cloud service content creation software solution.  Our recent focus has been on building a world class sales and marketing infrastructure.  We have successfully recruited senior sales and marketing executives with proven track records and extensive experience across the media/technology space. Bonnie Barclay has joined us as Chief Marketing Officer, Susan Brazer has joined as Chief Commercial Officer and Paul Glasgow will head our European sales effort. We plan to selectively add incremental sales resources as needed in the second half of 2010.”

Mr. Wellesley-Wesley concluded, “If the economy continues to improve, we expect to generate a strong return from these investments in 2011 and 2012. With product development ahead of schedule and our business on track, all that remains now is to execute our aggressive revenue growth strategy.”

Second Quarter Financial Results

For the second quarter of 2010, total revenues were $6.94 million, an increase of 20% over revenues of $5.78 million for the second quarter of 2009.

Service revenues, which include revenues from the Company’s AXIS online graphics service, as well as maintenance agreements, training and creative services, were $1.53 million for the quarter, a 29% increase over service revenues of $1.19 million for the prior year’s second quarter.  Service revenues as a percentage of total revenues increased to 22% from 21% in the prior year’s second quarter.  Product revenues were $5.40 million for the second quarter, an 18% increase year-over-year.

Gross profit margin was 70% and 69% for the second quarters of 2010 and 2009, respectively.  Operating loss in the second quarter of 2010 narrowed significantly to $0.68 million, a 52% improvement over the operating loss of $1.43 million for the prior year’s second quarter.  The decrease in operating loss is primarily the result of increased revenues and gross profit margin, and slowing growth in operating expenses.  For the second quarter 2010, operating expenses were $5.50 million, an increase of 2% over the $5.41 million in operating expenses for the comparable prior year quarter.

Net loss for the second quarter of 2010 was $0.71 million, a 35% improvement over the $1.09 million net loss reported for second quarter of 2009.

Six Month Results

For the six months ended June 30, 2010, total revenues were $13.81 million, an increase of $1.76 million, or 15% over the comparable prior year period.

Service revenues were $3.05 million, up $0.72 million or 31% over the prior year period.  Product revenues increased $1.03 million to $10.76 million, or 11%, year-over-year.  Service revenues increased to 22% of total revenues from 19% of total revenues compared to the same period last year.

Gross profit margin increased to 70% from 68% in the year earlier period.  Operating expenses of $10.79 million for the first six months of 2010 increased slightly from the $10.70 million reported for the prior year period.  While for the first six months of 2010 there was an operating loss of $1.14 million, this represents a $1.36 million or 54% improvement over the $2.50 million operating loss reported for the first six months of 2009.

Net loss for the first six months of 2010 was $1.37 million, a $0.60 million or 30% improvement over the $1.97 million net loss for the first six months of 2009.

Conference Call and Webcast: Second Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, August 5, 2010, at 10:00 am eastern time, to review the second quarter results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to passcode 90792812.  Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers are 800-642-1687 (U.S. and Canada) or 706-645-9291 (International) and refer to passcode 90792812.  The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through August 12, 2010.

About Chyron

As a pioneer of Graphics as a Service for digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv.  For the Company’s Investor Relations site, please visit www.chyron.com and click on Investors. (NASDAQ:  CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company’s belief that revenue will continues to improve in the second half of the year over prior year periods if the economy continues to improve, (ii) the Company’s belief that the technology enhancements that it put into place in 2009 and 2010 has given it a clear means to drive future growth , (iii) the Company’s belief that it is well-positioned to gain market share in its core broadcast market and able to penetrate new media verticals with AXIS Graphics, (iv) the Company’s plan to selectively add incremental sales resources as needed in the second half of 2010, and (v) the Company’s expectation to generate a strong return in 2011 and 2012 from its investments if the economy continues to improve. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Product revenues	$5,402	$4,594	$10,762	$9,727
Service revenues	1,534	1,187	3,046	2,324
Total revenues	6,936	5,781	13,808	12,051
Gross profit	4,821	3,978	9,648	8,198
Operating expenses:
Selling, general and administrative	3,840	3,572	7,466	7,026
Research and development	1,664	1,840	3,322	3,670
Total operating expenses	5,504	5,412	10,788	10,696
Operating loss	(683)	(1,434)	(1,140)	(2,498)
Interest and other income (expense), net	(76)	27	(115)	(13)
Loss before tax benefit (provision)	(759)	(1,407)	(1,255)	(2,511)
Income tax benefit (provision)	48	321	(110)	546
Net loss	$(711)	$(1,086)	$(1,365)	$(1,965)

Net loss per common share -
Basic and Diluted	$(0.04)	$(0.07)	$(0.09)	$(0.13)

Weighted average number of common and
common equivalent shares outstanding:
Basic and Diluted	15,946	15,736	15,922	15,709

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	June 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$5,346	$5,238
Accounts receivable, net	3,476	3,477
Inventories, net	2,618	2,515
Deferred taxes	2,301	2,490
Other current assets	1,211	943
Total current assets	14,952	14,663
Deferred taxes	17,804	17,705
Goodwill and intangible assets, net	2,890	2,951
Other non-current assets	2,020	2,254
Total assets	$37,666	$37,573

Liabilities and shareholders' equity:
Current liabilities	$6,347	$5,862
Non-current liabilities	3,800	3,627
Total liabilities	10,147	9,489

Shareholders' equity	27,519	28,084
Total liabilities and shareholders' equity	$37,666	$37,573

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense or benefit, depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net (loss) income	$(711)	$(1,086)	$(1,365)	$(1,965)
Interest, net	14	9	31	14
Income taxes	(48)	(321)	110	(546)
Depreciation	234	213	458	393
Amortization	31	34	61	67
EBITDA	(480)	(1,151)	(705)	(2,037)
Share-based Expense	542	388	947	813
Adjusted EBITDA	$62	$(763)	$242	$(1,224)

Source: Chyron Corporation

Investor Relations
KCSA Strategic Communications
Marybeth Csaby, 212-896-1236
Chyron@kcsa.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011
JerryK@Chyron.com